Exhibit 99.1

Imperial Senior Vice-President, Commercial and Corporate Development, to retire

●	Theresa Redburn has announced her intention to retire after 35 years of service
●	Sherri Evers appointed Vice-President, Commercial and Corporate Development effective January 1, 2021

Calgary, Alberta – November 30, 2020 - Imperial (TSE: IMO, NYSE American: IMO) announced today Theresa Redburn, Senior Vice-President, Commercial and Corporate Development has announced her intention to retire on January 1, 2021 after 35 years of service. The company also announced Sherri Evers has been appointed as Vice-President, Commercial and Corporate Development, effective January 1, 2021. Evers is currently Fuels Manager, Central and Eastern Canada.

“On behalf of Imperial, I would like to thank Theresa for her outstanding leadership as Senior Vice-President, Commercial and Corporate Development over the last four years,” said Brad Corson, Imperial’s Chairman, President and Chief Executive Officer. “During her tenure, Theresa has led the company’s strategy for a lower-carbon future, expanded commercial opportunities and built lasting relationships with key stakeholders. I congratulate her on her well-deserved retirement”.

Redburn, holds a Bachelor of Engineering in Chemical Engineering from Queen’s University. She began her career with Imperial in 1985 in Sarnia, Ontario and held various technical and management positions within Canada and the United States. Redburn began her tenure as Imperial’s Senior Vice-President, Commercial and Corporate Development in January, 2017.

Evers joined Imperial in 1998 as a lubricants coordinator in Edmonton, Alberta after completing a Bachelor of Commerce in Marketing and General Business from the University of Saskatchewan. Her career has included various sales and technical roles, planning, pricing and analysis in fuels marketing, refining and supply, as well as commercial. She also held a number of roles in the United States related to product optimization, planning and supply network before returning to Canada in her current role.

“I have had the opportunity to work with Sherri in her role as Fuels Manager for central and eastern Canada and have been very impressed with what I have seen,” said Corson. “I know she will continue to bring her knowledge and expertise to her new role.”

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Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.